Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of the 14th day of December, 2022 (the “Effective Date”), by and between TransAct Technologies Incorporated, a Delaware corporation with a mailing address of One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 (the “Company”), and Bart C. Shuldman (“Executive”).

INTRODUCTION

1.       The Company is a global leader in developing and selling software-driven technology and printing solutions for high growth markets including food service technology, point of sale automation, and casino and gaming and also provides complete back-end solutions for restaurants, convenience stores and other food service establishments (the “Business”). Executive conceived and developed certain concepts currently used in the Company’s operations and possesses other skills and knowledge advantageous to the Company.

2.       The Company and Executive are parties to an Employment Agreement dated July 31, 1996 (the “1996 Agreement”) and a December 23, 2008 Amendment to the 1996 Agreement (the “2008 Amendment”).

3.       The 1996 Agreement, as amended by the 2008 Amendment, has at all times since the effective time of the 1996 Agreement and the effective time of the 2008 Amendment, as applicable, remained in full force and effect.

4.       The Company and Executive desire to amend and restate the 1996 Agreement, as amended by the 2008 Amendment, so that the 1996 Agreement and the 2008 Amendment shall have no further force or effect after execution of this Agreement, and Executive’s continued employment with the Company shall be on the terms and conditions set forth herein.

AGREEMENT

In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1.       EMPLOYMENT PERIOD. Unless sooner terminated as provided below, the term of employment under this Agreement shall begin on the Effective Date and shall conclude on the second (2nd) anniversary of such date (the “Initial Term”). Thereafter, this Agreement shall be renewed for additional consecutive one (1) year terms (each a “Renewal Term” and, together with the Initial Term, the “Employment Period”) unless either party shall give to the other written notice not less than thirty (30) days prior to the end of the Initial Term or any Renewal Term that it or he does not wish to renew this Agreement.

2.       EMPLOYMENT; DUTIES. Subject to the terms and conditions set forth herein, the Company hereby continues to employ Executive as its President and Chief Executive Officer during the Employment Period, and Executive hereby accepts such employment. Executive will serve as the most senior executive officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). Executive will have the normal duties, responsibilities, and authority implied by such position, subject to the power of the Board to expand such duties or limit such duties (subject to Executive’s rights as set forth in this Agreement). Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner. Executive’s principal work location will be in Las Vegas, Nevada or such other location as the Company and Executive may agree in writing; provided that Executive will be permitted to work remotely from time to time, so long as this remote work does not interfere with performance of his duties.

During the Employment Period, Executive shall devote substantially all of Executive’s business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of Executive’s duties and responsibilities hereunder. Without the prior written approval of the Board (which approval shall not be unreasonably withheld or delayed), Executive may not serve as a member of the board of directors or board of advisors of any other for-profit company or for-profit organization. The Company consents to Executive’s membership to his HOA board and his membership on the Gusmer Enterprises, Inc. advisory board .

3.       SALARY AND BONUS.

(a)       BASE SALARY. The Company agrees to pay Executive a base salary at an annualized rate of $573,886 per year (the “Base Salary”), pro-rated for any partial year in which this Agreement is in effect. The Base Salary shall be payable in equal installments in connection with the Company’s regular payroll dates and payroll procedures, with such deductions and withholdings as are required by law. The Board and the Compensation Committee of the Board shall review Executive’s salary in accordance with the Company’s policy on chief executive officer salary review and may adjust the Executive’s salary in connection with such reviews.

(b)       ANNUAL INCENTIVE CASH BONUS. Executive shall have an opportunity to earn an annual cash bonus under the Company’s annual incentive cash bonus program (the “Annual Bonus”), targeted to be a percentage of Executive’s Base Salary, based upon Executive’s and/or the Company’s attainment of one or more objective performance criteria established in writing by the Board or the Compensation Committee thereof (the “Compensation Committee”). For 2022, (i) the amount of the Annual Bonus is targeted at 75% of Executive’s Base Salary; and (ii) the Annual Bonus is based 60% on the achievement of financial objectives (based on new FST terminals or software installations) and 40% based on six (6) equally weighted measurable strategic objectives. The targeted amount and the metrics for award shall be determined by the Compensation Committee, upon recommendation from management, from year to year. The Company will pay Executive’s Annual Bonus, if any, in the year following the year to which such Annual Bonus relates at the same time such annual bonuses are paid to similarly situated executives of the Company. The Compensation Committee retains discretion to calculate the Annual Bonus. The Annual Bonus shall not be deemed to be earned until it is certified by the Compensation Committee.

(c)       LONG-TERM INCENTIVE COMPENSATION. During the Employment Period, Executive will be eligible to receive an annual grant of long-term compensation under the Company’s Long Term Incentive Plan (“LTIP”), in an amount to be determined in the discretion of the Compensation Committee. Executive’s annual LTIP grant will be made to him at the same time that other executives of the Company receive their LTIP grants. Vesting of these grants are addressed in the LTIP and/or the grant agreements.

(d)       CLAWBACK POLICY. Any cash or equity awarded to Executive based on the achievement of financial measures is subject to the Company’s clawback policy, a copy of which has been provided to Executive and which is subject to amendment or modification from time to time upon the sole and unilateral determination of the Board, as well as any applicable clawback or other rules or regulations of the Securities and Exchange Commission, the Nasdaq Stock Market, or any other regulatory body with authority over the Company or any of its businesses.

4.       OTHER BENEFITS.

(a)       INSURANCE AND OTHER BENEFITS. Executive shall be eligible to participate in all employee benefit plans, policies and programs that the Company has or may, from time to time, have in effect, including health, disability, and life insurance, to the extent that such plans apply to senior executives of the Company. Executive’s participation in all employee benefit plans, policies and programs of the Company shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law, and the reasonable discretion of the Company or any administrative or other committee provided for in, or contemplated by, any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. To the extent there is any conflict between the terms of this Agreement and the applicable benefit plan documents, the terms of the plan documents shall govern.

(b)       VACATION. Executive shall be entitled to an annual vacation of such duration as may be determined by the Board of Directors, but not less than that generally established for other executives of Company and in no event less than four (4) weeks per calendar year, without interruption of salary.

(c)       AUTOMOBILE ALLOWANCE. The Company shall provide Executive with the automobile allowance provided for the office of President and Chief Executive Officer under the Company’s automobile allowance policy. In no event shall the allowance described in this subsection be paid on a basis such that it would constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)       REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties or responsibilities under this Agreement, provided that Executive submits to the Company substantiation of such expenses sufficient to satisfy the record keeping guidelines promulgated from time to time by the Internal Revenue Service. Any such reimbursements shall comply with the Company’s expense reimbursement policy as in effect from time to time.

(e)       SERVICE FEES. The Company shall reimburse Executive, for professional and other fees incurred by Executive in connection with (i) an annual medical examination of Executive, in an amount not to exceed $5,000 per year and (ii) the annual planning for and preparation of Executive’s personal income tax returns, in an amount not to exceed $5,000 per year. The Company shall also reimburse Executive for estate planning services performed during the Employment Period in an aggregate amount not to exceed $10,000 and for the reasonable fees and expenses of counsel for Executive incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed $10,000.

5.       TERMINATION BY THE COMPANY WITH CAUSE. The Company may terminate this Agreement with Cause if any of the following events shall occur:

(a)       any action or inaction by Executive that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the Board or officers of the Company, its successors or assigns, a crime involving moral turpitude;

(b)       the refusal of Executive to follow the reasonable and lawful written instructions of the Board with respect to the services to be rendered and the manner of rendering such services by Executive, provided such refusal is material and repetitive and is not justified or excused either by the terms of this Agreement or by actions taken by the Company in violation of this Agreement, and with respect to the first two refusals Executive has been given reasonable written notice and explanation thereof and at least twenty (20) days to cure and no cure has been effected within such time period;

(c)       the commission or conviction of or a plea of guilty or no contest by Executive of any felony offense, or any misdemeanor offense that adversely affects Executive’s ability to carry out the obligations hereunder, during the Term;

(d)       any material violation by Executive of any laws or regulations to which the Company and/or Executive are subject, in each case which, in the reasonable judgment of the Board, is reasonably likely to result in, or actually results in material loss, damage or injury to the Company;

(e)       material breach by Executive of any his obligations in Sections 7, 8 or 9 under this Agreement; or

(f)       any material violation by Executive of the Company’s Code of Conduct.

The Company may terminate this Agreement pursuant to this Section 5 upon written notice to Executive, except for termination due to the death of Executive, which shall require no notice. Notwithstanding such a termination of this Agreement, post-employment covenants of Executive will remain intact. For purposes of this Section 5, termination of employment by reason of death or disability will be treated the same as a “with Cause” termination. “Disability,” for this purpose, shall mean Executive’s incapacity due to physical or mental illness which has caused Executive to be absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months. Following a termination with Cause, Executive (or his estate) shall only be entitled to receive Base Salary and benefits through the date of termination.

6.       TERMINATION AND SEVERANCE.

6.1       Notice/Events/Defined Terms.

(a)       TERMINATION BY EXECUTIVE.

(i)       TERMINATION BY EXECUTIVE. Executive’s employment hereunder may be terminated by Executive, by written notice to the Board at least six (6) months prior to such termination. The Company may accept Executive’s resignation prior to the end of such six (6) month notice period, and such earlier acceptance shall not change the status of the termination of Executive’s employment to be other than a resignation by Executive.

(b)       TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive’s employment without Cause effective immediately, by providing written notice to Executive. As used in this Agreement, the term “without Cause” shall mean termination for any reason not specified in Section 5 hereof.

(c)       CHANGE IN CONTROL. A “Change in Control” shall be deemed to occur upon (i) a change in the ownership of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) a change in the ownership of a substantial portion of the Company’s assets, as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii), or (iii) a change in the effective control of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(A)(2).

(d)       TERMINATING EVENT. A “Terminating Event” shall mean: (i) termination by the Company of the employment of Executive without Cause occurring within twelve (12) months after a Change in Control; or (ii) resignation of Executive from the employ of the Company for Good Reason (as defined below), while Executive is not receiving payments or benefits from the Company by reason of Executive’s disability, occurring within twelve (12) months after a Change in Control; provided, however, that a Terminating Event shall not be deemed to have occurred solely as a result of Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company, following a Change in Control. It is further understood that a resignation shall qualify as a “Terminating Event” only if: (i) Executive gives the Company written notice, within ninety (90) days of its first existence or occurrence (without consent of Executive) of any or any combination of the events described in this Section 6.1(d); (ii) the Company fails to cure the condition(s) within thirty (30) days of receiving such notice; and (iii) Executive separates from service not later than thirty (30) days following the end of such thirty (30) day period.

For purposes of a Terminating Event, “Good Reason” shall mean: (i) other than with Executive’s written consent or an across-the-board salary reduction similarly affecting all senior management of the Company, any material diminution of Executive’s Base Salary; (ii) other than with Executive’s written consent, a material diminution in Executive’s title, job responsibilities, or authority as set forth in this Agreement; (iii) the relocation of Executive’s primary office location by more than 50 miles from their current location in Las Vegas, Nevada (unless such new location is closer to Executive’s then residence); or (iv) a material breach by the Company of any of its obligations set forth in this Agreement.

(e)       SEPARATION FROM SERVICE. “Separation from Service” for purposes of this Agreement shall mean a “separation from service,” as defined in Section 1.409A-1(h) of the Treasury Regulations, from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

6.2       Severance.

(a)       BY THE COMPANY WITHOUT CAUSE. If the Company terminates this Agreement without Cause, other than as a result of a Terminating Event, then commencing on the date of termination of this Agreement, the Company shall provide Executive with a severance package which shall consist of the following: (i) for a period equal to two (2) years after the date of termination, payable in equal installments in connection with the Company’s regular payroll dates and payroll procedures, Executive’s then current Base Salary under Section 3(a) hereof; (ii) for a period ending on the earlier of the date that is eighteen (18) months after the date of termination or the date on which Executive becomes eligible to be covered by the health care plan of another employer, reimbursement (on an after-tax basis) of all of Executive’s premiums for continuing his health care coverage and the coverage of his dependents who are covered at the time of his termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); and (iii) for a period equal to one (1) year after the date of termination, payable in equal installments in connection with the Company’s regular payroll dates and payroll procedures, payment of Executive’s Annual Bonus for the year of termination, pro-rated for the portion of the fiscal year occurring prior to termination (collectively, the “Severance Payments”). The treatment of any outstanding equity award if the Company terminates this Agreement without Cause, other than as a result of a Terminating Event, shall be in accordance with the terms of the Company’s stock plans and any applicable award agreements thereunder.

(b)       WITH A TERMINATING EVENT. If the Company terminates this Agreement as a result of a Terminating Event, the Company shall provide Executive with a severance package which shall consist of the following: (i) commencing on the date of such termination and for a period equal to three (3) years thereafter: (A) payment in equal installments in connection with the Company’s regular payroll dates and payroll procedures of Executive’s then current Base Salary under Section 3(a) hereof; and (B) payment in equal installments in connection with the Company’s regular payroll dates and payroll procedures of Executive’s Annual Bonus; and (ii) commencing on the date of such termination and ending on the earlier of the date that is eighteen (18) months after the date of termination or the date on which Executive becomes eligible to be covered by the health care plan of another employer, reimbursement (on an after-tax basis) of all of Executive’s premiums for continuing his health care coverage and the coverage of his dependents who are covered at the time of his termination, under the applicable provisions of COBRA (collectively, the “CIC Severance Payments”). In addition, if the Company terminates this Agreement as a result of a Terminating Event, then the Company shall cause the immediate vesting of all options and other rights granted to Executive under the Company’s stock plans, including the immediate vesting of any outstanding PSUs at one hundred percent (100%) of target (the “CIC Equity Vesting”).

(c)       GENERAL RELEASE. As a condition precedent to receiving any Severance Payments or any CIC Severance Payments, Executive shall execute a general release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys. Any such release must be executed in a form prescribed by or acceptable to the Company and delivered to the Company in the time prescribed therein. If Executive’s properly executed release is timely delivered to the Company and Executive does not revoke the release within seven (7) days thereafter or within such shorter period as the Company may prescribe, the Severance Payments or CIC Severance Payments payable hereunder shall commence upon the expiration of such seven (7) day or shorter period; provided, that the first such payment shall include any amounts that would have been paid earlier but for the provisions of this subsection (c). Notwithstanding the preceding sentence, in the event that the time period for consideration of the release agreement and revocation spans two calendar years, then payments shall not be made until the later of (i) the first business day of the second calendar year, or (ii) the end of the revocation period.

(d)       WITHHOLDING. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

(e)       PAYMENTS CEASE UPON BREACH. In the event that Executive breaches Section 7 or 8 of this Agreement, in addition to the Company’s other remedies under this Agreement, the Company’s obligation to make any payments under Section 6 of this Agreement will immediately cease.

7.       RESTRICTIVE COVENANTS.

(a)       During the term of this Agreement and for two (2) years following the termination of this Agreement for any reason by either Executive or the Company, regardless of whether such termination is the result of a Terminating Event (“Restricted Period”), Executive will not directly or indirectly whether as a partner, consultant, agent, employee, co-venturer, greater than two percent owner or otherwise or through any other person (as hereafter defined) be engaged in any business or activity which is competitive with the Business of the Company in any part of the world in which the Company is at the time of Executive’s termination engaged in selling its products directly or indirectly.

(b)       During the Restricted Period, (i) Executive, except as part of Executive’s duties to the Company, shall not directly or indirectly, for Executive’s own benefit or on behalf of any other person or entity, solicit, call on, service or enter into any agreement with any customer with whom the Company did any business within the 12 month period preceding the termination of Executive’s employment with the Company, and with whom Executive of Executive’s team had contact, for whom Executive or Executive’s team had supervisory responsibility or about whom Executive had access to and used Confidential Information; (ii) Executive shall not, directly or indirectly, for Executive’s own benefit or on behalf of any other person or entity, solicit, induce or encourage any employee of the Company with whom Executive or Executive’s team had material contact to leave such employee’s employment with the Company or to cease such employee’s relationship with the Company; and (iii) Executive shall not, directly or indirectly, for Executive’s own benefit or on behalf of any other person or entity encourage (or assist another in encouraging) any supplier, business partner, or vendor of the Company with whom Executive had any contact on behalf of the Company within the last 12 months of Executive’s employment with the Company to terminate or diminish its relationship with the Company.

(c)       For purposes of this Section 7, the term “Company” shall include any person controlling, under common control with or controlled by, the Company.

(d)       For purposes of this Section 7, the term “Person” shall mean an individual or corporation, association or partnership in estate or trust or any other entity or organization.

(e)       Executive recognizes and agrees that because a violation by him of this Section 7 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. If Executive breaches any provision herein, the time periods relating to the restrictions in Section 7 of this Agreement shall be extended for a period of time equal to that period of time during which Executive is determined to be in breach

(f)       Executive expressly agrees that the character, duration and scope of this covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both Executive and the Company that this covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive which are reasonable in light of the circumstances as they then exist and necessary to provide the Company the intended benefit of this covenant to compete.

8.       CONFIDENTIALITY COVENANTS. As used in this Agreement, “Confidential Information” includes, but is not limited to, any type of trade secret or other information, whether in hard-copy or electronic format or communicated orally, relating to the business of the Company that Executive acquires or has acquired through employment with the Company, and that has value such that the Company designates or treats the information as confidential through its policies, procedures and/or practices. Confidential Information is limited to information that is not generally known to competitors or that is not in the public domain through lawful means. Confidential Information does not include information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made in breach of a duty of confidentiality); information known to Executive prior to first receipt of or access to such information in the course of Executive’s employment with the Company; or information that has been independently developed and disclosed by, or rightfully received by Executive outside the course of Executive’s employment with the Company from, a third party who does not owe the Company, as applicable, a duty of confidentiality with respect to such information. Subject to the foregoing, examples of Confidential Information include, without limitation, the following: (i) any files, lists or other information relating to customers; (ii) non-published pricing and financial information and data; (iii) strategic, marketing and research information including, without limitation, business plans, strategies and market research data; (iv) technical information including, without limitation, software, source code, object code and other non-public intellectual property; and (v) product research and development including, without limitation, testing data, formulas, products in development and all other research data.

Executive acknowledges that the Company has spent considerable time, effort and expense developing its Confidential Information and has taken reasonable measures to protect its secrecy. Executive therefore agrees as follows: (1) only to use the Confidential Information to provide services to the Company; (2) only to communicate the Confidential Information to fellow employees, agents and representatives of the Company on a need-to-know basis; (3) not to otherwise disclose or use any Confidential Information; and (4) not to download, upload, copy, transmit and/or transfer any Confidential Information to any network, server, computer, external storage device and/or any other media that is not owned and/or controlled by the Company except as expressly authorized by the Company.

Executive agrees that all documents and other materials of any kind pertaining to the business of the Company (including Confidential Information in any format) in his possession at any time during his employment are and shall be the property of the Company and that all such property, including all copies thereof and all such information contained on Executive’s personal computer(s), personal smart phone, other personal devices, or any other storage devices (electronic or otherwise) shall be surrendered by Executive to the Company upon the Company’s request from time to time during the Employment Period, and with or without request upon, or within a reasonable period following, the termination of Executive’s employment. Executive acknowledges that for purposes of this Section 8 the term “Company” means any person or entity now or hereafter during the term of this Agreement which controls, is under common control with, or is controlled by, the Company.

Executive recognizes and agrees that because a violation by him of this Section 8 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond.

9.       OWNERSHIP OF PROPERTY. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made or reduced to practice by Executive (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company. Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part by Executive in the course of his work for the Company shall be deemed a “work made for hire” under the copyright laws and the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive understands, however, that there is no obligation being imposed on him to assign any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless (i) such Work Product relates (a) to the Company’s businesses or (b) to the Company’s actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by Executive under this Agreement.

10.       NON-DISPARAGEMENT. Executive agrees that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, other than in the performance of Executive’s duties for the Company. The Company and its officers and directors, respectively, agree that it and they will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

11.       DEFEND TRADE SECRETS. Notwithstanding anything to the contrary herein and in accordance with 18 U.S.C. § 1833, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation against the Company or for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided that Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

12.       NO EXCISE TAX GROSS-UP; POSSIBLE REDUCTION IN PARACHUTE PAYMENTS. Notwithstanding any restrictions set forth in any Company plan or arrangement, if any portion of Executive’s Severance Payments, CIC Severance Payments, CIC Equity Vesting or any other payments in the nature of compensation provided to Executive (each, a “Payment”) constitutes “parachute payments” within the meaning of Section 280G of the Code and, but for this section, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s Payments will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the Excise Tax, in Executive’s receipt on an after-tax basis of the greater amount of Payments. Any reduction in the Payments pursuant to the preceding sentence shall be effected first by reducing or eliminating Severance Payments or CIC Severance Payments, as applicable, and then by reducing or eliminating the CIC Equity Vesting, and then by reducing other compensation and benefits. Such reductions shall be allocated pro rata between amounts that are subject to Section 409A of the Code and amounts that are not subject to Section 409A of the Code. Any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs and fees of the Accountants in connection with any calculations contemplated by this section. No less than five days prior to a change in ownership, the Company shall provide Executive, or permit the Accountants to provide Executive, with all calculations and supporting documentation related to the determination of the Excise Tax. The Company’s obligations under this section shall survive Executive’s termination of employment.

13.       INDEMNIFICATION. If Executive is made or threatened to be made a party to or a participant in any actual, threatened, pending, or completed action, claim, or proceeding of any type, the Company shall indemnify, defend, and hold Executive harmless to the fullest extent authorized or permitted by applicable law, by its Certificate of Incorporation, and by its By-Laws, as the foregoing may be amended from time to time, and including any and all expenses (including, without limitation, advancement and payment of attorneys’ fees) and losses arising out of or relating to any of Executive’s actual or alleged acts, omissions, negligence or active or passive wrongdoing, including the advancement of expenses Executive incurs. In addition, without limiting the foregoing, the Company shall provide Executive with indemnification protection under any separate written indemnification agreement entered into with executives and directors of the Company on terms no less favorable than provided to any other Company executive officer or director. Further, in the event Executive prevails on any material issue in connection with any controversy, dispute or claim which arises out of or relates to this Agreement, any other agreement or arrangement between Executive and the Company, Executive’s employment with the Company, or the termination thereof, then the Company shall reimburse Executive (and Executive’s beneficiaries) for any and all costs and expenses (including without limitation attorneys’ fees) incurred by Executive (or any of Executive’s beneficiaries) in connection with such controversy, dispute or claim. In addition, during Executive’s employment with the Company and while potential liability exists (but in no event less than six years thereafter), the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and officers of Company. Notwithstanding any other provision to the contrary in this Agreement, the Company shall not be required to indemnify, defend, or hold Executive harmless for any loss or expenses (including, without limitation, advancement and payment of attorneys’ fees) arising out of Executive’s intentional misconduct or gross negligence (including but not limited material violations of material Company policies).

14.       GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut. The parties agree that this Agreement was made and entered into in Connecticut and each party hereby consents to the jurisdiction of a competent court in Connecticut to hear any dispute arising out of this Agreement.

15.       ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto, including, but not limited to, the 1996 Agreement, as amended by the 2008 Amendment. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

16.       NOTICES. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested:

(a)	to the Company at:

One Hamden Center

2319 Whitney Avenue, Suite 3B

Hamden, Connecticut 06518

Attn: Chairman

(b)	to Executive at Executive’s last known address as reflected in the Company’s payroll records.

Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

Either party may, by notice given to the other party in accordance with this section, designate another address or person for receipt of notices hereunder.

17.       SECTION 409A.

(a)       In General. This Agreement and the payments due hereunder are intended to be compliant with, or exempt from, the provisions of Section 409A of the Internal Revenue Code, and this Agreement shall be interpreted and administered accordingly, although no warranty or guaranty as to such compliance or exemption is given.

(b)       Specified Employee. Notwithstanding any other provision of this Agreement, if at the time of separation from service Executive is a specified employee as hereinafter defined, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months and one (1) day, without interest. For purposes of the preceding sentence, the term “specified employee” means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.

18.       SEVERABILITY. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included herein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

19.       WAIVER. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

20.       SUCCESSORS AND ASSIGNS. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder. This Agreement shall be binding upon the Company and any successors and assigns of the Company.

21.       SURVIVAL OF OBLIGAITONS. The provisions of this Agreement shall survive the expiration of this Agreement or the earlier termination of Executive’s employment to the extent necessary for the intended preservation of each party’s respective rights and obligations.

22.       COUNTERPARTS. This Agreement may be executed in multiple counterparts and delivered by facsimile or electronic (including .pdf, .tiff or DocuSign) signature, each of which shall be considered an original and all of which, when taken together, shall be considered a single agreement.

23.       CAPTIONS AND HEADINGS. Captions and paragraph headings used herein are for convenience only and are not part of this Agreement and shall not be used in the construction or interpretation thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ Emanuel N. Hilario
Name: Emanuel N. Hilario
Title: Chair Compensation Committee

EXECUTIVE

/s/ Bart C. Shuldman
Bart C. Shuldman